EXHIBIT 99

Capstone Turbine Corporation Announces Fourth Quarter and Fiscal 2010 Operating Results

Fiscal 2010 Revenue Grows 40% for Second Consecutive Year to $61.6 Million; Backlog Also Increased 40% to $86.3 Million From Fiscal 2009

CHATSWORTH, Calif., June 14, 2010 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), reported operating results for its fourth quarter and fiscal year ended March 31, 2010 in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 14, 2010.

Financial Summary

Capstone's backlog at March 31, 2010 was $86.3 million, an increase of 40% from the prior fiscal year end and 11% from December 31, 2009.

Revenue for the fiscal year ended March 31, 2010 was $61.6 million, an increase of 40% from the prior fiscal year. Capstone shipped 499 units in Fiscal 2010, compared to 494 units in the prior fiscal year. Megawatts shipped increased 55% to 52.8 MW in Fiscal 2010 compared to 34.1 MW in Fiscal 2009.

The reported gross loss for the fiscal year ended March 31, 2010 was $8.4 million, or 14% of revenue, compared to $5.3 million, or 12% of revenue for the prior fiscal year. The year over year increase in the gross loss reflects increased warranty and inventory costs and lower overall margin because of the product launch of the C200 and C1000 Series systems. These manufacturing costs were offset by lower production and service center overhead.

Research and development costs were $7.0 million for the fiscal year ended March 31, 2010, a decrease of $1.1 million, or 14%, from the prior fiscal year. The net decrease was the result of lower spending on salaries and other departmental costs, offset by reduced benefits of $6.4 million as a result of the completion of the United Technologies Corporation C200 Development Program.

Selling, general and administrative costs were $28.4 million for the fiscal year ended March 31, 2010, a decrease of $0.2 million from the prior fiscal year. The decrease was primarily attributable to lower salaries and other departmental costs, offset primarily by higher non-cash stock based compensation.

Capstone's net loss was $67.2 million, or $0.34 per diluted share, for the fiscal year ended March 31, 2010. The increase in net loss was primarily the result of the adoption of Accounting Standards Codification 815 "Derivatives and Hedging" which affects the Company's accounting for warrants with certain anti-dilution provisions. The Company recorded non-cash charges of $22.9 million to change in fair value of warrant liability during Fiscal 2010. Capstone's net loss for Fiscal 2010 before considering the non-cash warrant liability charge would have been $44.3 million (calculated by subtracting the $22.9 million warrant liability expense from the $67.2 million reported net loss), or $0.22 per share (calculated by subtracting a $0.12 per share loss attributable to the warrant liability expense from $0.34 per share reported loss), compared to the $41.7 million, or $0.25 per share loss for Fiscal 2009 which did not include a warrant liability expense.

Cash and cash equivalents at March 31, 2010 were $47.3 million. Cash balances increased $27.8 million during the fiscal year ended March 31, 2010. The Company completed a registered offering of its common stock during the fourth quarter, resulting in net proceeds of approximately $42.5 million.

Revenue for the fourth quarter ended March 31, 2010 was $16.3 million, an improvement of 38% from the prior year comparable quarter. Capstone shipped 159 units in the fourth quarter of Fiscal 2010, compared to 117 units for the prior year comparable quarter. Megawatts shipped increased 4.8 Megawatts, or 47%, to 15.1 MW from 10.3 MW for the same period last year.

The reported gross loss for the fourth quarter was $2.4 million, or 15% of revenue, compared to $2.9 million, or 25% of revenue, for the fourth quarter of Fiscal 2009. The quarter over quarter improvement in gross margin was the result of improved margins in both the C200 and C1000 Series in addition to margin contributions from the new TA100 product. The improved margins on the C200 and C1000 Series were due to an increase in prices in conjunction with a decrease in direct material costs.

Research and development costs were $2.0 million for the fourth quarter, a decrease of $0.1 million, or 5%, from the prior year comparable quarter. The net decrease was the result of lower spending on salaries and other departmental costs, offset by the completion of the United Technologies Corporation C200 Development Program which had benefits in the prior year comparable quarter.

Selling, general and administrative costs were $7.9 million for the fourth quarter, an increase of $1.0 million, or 14%, from the prior year comparable quarter. The increase was the result of increased professional fees and higher insurance costs.

Capstone's net loss was $12.9 million for the fourth quarter, or $0.05 per share, an increase of $0.9 million from the $12.0 million loss, or $0.06 per share, reported for the prior year comparable quarter.

Cash used in operations was $10.5 million for the fourth quarter compared to $6.6 million for the same period last year.

Conference Call

The Company will host a conference call today, Monday, June 14, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 5,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company; Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York metro area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2010	March 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$47,270	$19,519
Accounts receivable, net of allowance for doubtful accounts of $121 in 2010 and $644 in 2009	18,464	10,871
Inventories	19,645	24,379
Prepaid expenses and other current assets	1,335	1,515
Total current assets	86,714	56,284
Property, plant and equipment, net	8,247	9,432
Non-current portion of inventories	3,588	5,883
Intangible assets, net	4,643	411
Other assets	254	319
Total	$103,446	$72,329

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$15,338	$11,484
Accrued salaries and wages	1,741	2,062
Accrued warranty reserve	1,036	2,344
Deferred revenue	923	1,171
Revolving credit facility	7,571	3,654
Current portion of notes payable and capital lease obligations	161	13
Warrant liability	26,803	—
Other current liabilities	3,026	815
Total current liabilities	56,599	21,543
Long-term portion of notes payable and capital lease obligations	141	28
Other long-term liabilities	274	288
Commitments and contingencies )	—	—
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 243,015,511 shares issued and 242,119,402 shares outstanding at March 31, 2010; 174,888,521 shares issued and 174,070,581 shares outstanding at March 31, 2009	243	175
Additional paid-in capital	721,408	666,357
Accumulated deficit	(674,178)	(615,100)
Treasury stock, at cost; 896,109 shares at March 31, 2010 and 817,940 shares at March 31, 2009	(1,041)	(962)
Total stockholders' equity	46,432	50,470
Total	$103,446	$72,329

CAPSTONE TURBINE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended March 31,
	2010	2009	2008
Revenue	$61,554	$43,949	$31,305
Cost of goods sold	69,999	49,277	35,105
Gross loss	(8,445)	(5,328)	(3,800)
Operating expenses:
Research and development	6,954	8,125	8,906
Selling, general and administrative	28,383	28,628	25,622
Total operating expenses	35,337	36,753	34,528
Loss from operations	(43,782)	(42,081)	(38,328)
Interest income	8	515	2,224
Interest expense	(673)	(69)	(7)
Change in fair value of warrant liability	(22,853)	—	—
Loss before income taxes	(67,300)	(41,635)	(36,111)
(Benefit) provision for income taxes	(59)	82	2
Net loss	$(67,241)	$(41,717)	$(36,113)
Net loss per common share—basic and diluted	$(0.34)	$(0.25)	$(0.25)
Weighted average shares used to calculate basic and diluted net loss per common share	199,579	164,462	145,425
CONTACT:  Capstone Turbine Corp.
          Investor and investment media inquiries:
          818-407-3628
          ir@capstoneturbine.com